Exhibit 8.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

June 16, 2021

Eversource Energy

300 Cadwell Drive

Springfield, Massachusetts 01104

Ladies and Gentlemen:

We have acted as counsel to Eversource Energy, a Massachusetts voluntary association (“Eversource”) and Aquarion Company, a Connecticut corporation and direct wholly owned subsidiary of Eversource (“Aquarion”), in connection with the Merger, as defined in the Agreement and Plan of Merger (the “Agreement”), dated as of April 7, 2021, by and among Aquarion, New England Service Company, a Connecticut corporation (the “Company”), and Aquarion Merger Company, LLC, a Connecticut limited liability company and direct wholly owned subsidiary of Aquarion (“Merger Sub”). Unless otherwise indicated, capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

In rendering our opinion set forth below, we have examined and relied upon the accuracy and completeness of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, Registration Statement No. 333-256783, filed with the Securities and Exchange Commission on Form S-4, as amended through the date hereof (the “Registration Statement”), which includes the proxy statement of the Company and the prospectus of Eversource, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by Company, Eversource, Aquarion, and Merger Sub, including factual statements and representations set forth in letters dated the date hereof from officers of Company, Eversource and Aquarion (the “Representation Letters”). We have assumed that all statements in such Representation Letters made “to the best of the knowledge of” or “to the knowledge of” any person or entity, or otherwise qualified, are true, correct and complete as if made without such qualification. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by Company, Eversource and Aquarion, including those set forth in the Representation Letters and that there will be no change in facts or circumstances prior to the Effective Time and that the representations set forth in the Representation Letters will be true and accurate as of the Effective Time.

Eversource Energy
	- 2 -	June 16, 2021

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. We also have assumed that the Merger will be consummated in accordance with the Agreement and as described in the Registration Statement, and that none of the terms or conditions contained therein will have been waived or modified in any respect prior to the Effective Time. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial decisions, administrative interpretations, and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that the Code, the Regulations, such judicial decisions, such administrative interpretations, and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Agreement or the Representation Letters, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based solely on the information, and subject to the assumptions, qualifications and limitations, stated herein and in the Registration Statement, the statements under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement constitute our opinion as to the material United States federal income tax consequences of the Merger.

No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of any of the transactions under any other federal, state, local, or foreign tax law or the tax consequences of any other transaction contemplated or entered into by Company, Eversource, Aquarion, or Merger Sub. We do not undertake to advise you as to any changes in federal income tax law after the date hereof that may affect our opinion.

Eversource Energy
	- 3 -	June 16, 2021

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP